Exhibit 99.1

2024 Full Year Results
NEW YORK - February 26, 2025 – CRH (NYSE: CRH), a leading provider of building materials solutions, today reported fourth quarter and full year 2024 financial results.

Key Highlights
Summary Financials	Q4 2024	Change	FY 2024	Change
Total revenues	$8.9bn	+2%	$35.6bn	+2%
Net income	$0.7bn	+24%	$3.5bn	+15%
Net income margin	8.0%	+140bps	9.9%	+110bps
Adjusted EBITDA*	$1.8bn	+12%	$6.9bn	+12%
Adjusted EBITDA margin*	20.0%	+170bps	19.5%	+180bps
Basic EPS	$1.03	+4%	$5.06	+16%
Basic EPS pre-impairment*	$1.45	+12%	$5.48	+18%
Net cash provided by operating activities			$5.0bn	(1%)
Return on net segment assets			15.3%	+90bps
Return on Net Assets*			15.5%	+20bps

•Industry-leading performance driven by unmatched scale and differentiated strategy
•Strong Q4 and FY; another year of double-digit growth in Adjusted EBITDA* and EPS
•11th consecutive year of margin expansion[1] underpinned by commercial and operational excellence
•Significant portfolio activity; $5.0 billion invested in value-accretive M&A
•$1.1 billion invested in growth capex; capitalizing on attractive organic growth opportunities
•Increasing quarterly dividend to $0.37 (+6% y/y); commencing new $0.3 billion quarterly share buyback
•Significant financial capacity to support future growth and value creation
•Positive outlook for FY 2025; supportive underlying trends across key markets expected to continue
•Expect FY 2025 Net income of $3.7 billion to $4.1 billion; Adjusted EBITDA* of $7.3 billion to $7.7 billion

Jim Mintern, Chief Executive Officer, said:1,2
"2024 was a strong year for CRH, driven by our customer-connected solutions strategy and leading positions of scale in attractive, higher-growth markets. We delivered another year of double-digit profit growth and an 11th consecutive year of margin expansion, reflecting a continued focus on commercial management and operational excellence across the organization. The strength of our balance sheet enabled us to invest $5 billion in 40 value-accretive acquisitions while also returning $3 billion of cash to shareholders through dividends and share buybacks. The outlook for our business remains positive, underpinned by favorable demand and positive pricing momentum, leaving us well positioned for another year of growth and value creation ahead."

1* Represents a non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 14 to 16.
1 Based on IFRS financial reporting to 2022 and U.S. GAAP for 2023 & 2024.2

Exhibit 99.1

Performance Overview
Three months ended December 31, 2024
Fourth quarter 2024 total revenues of $8.9 billion (Q4 2023: $8.7 billion) were 2% ahead of 2023. Net income was 24% ahead of 2023 at $0.7 billion (Q4 2023: $0.6 billion) and Adjusted EBITDA* of $1.8 billion (Q4 2023: $1.6 billion) was 12% ahead, driven by pricing progress, operational efficiencies and contributions from acquisitions. Organic Adjusted EBITDA* was 10% ahead of Q4 2023. CRH’s net income margin of 8.0% (Q4 2023: 6.6%) and Adjusted EBITDA margin* of 20.0% (Q4 2023: 18.3%) were ahead of the prior year period. CRH's basic earnings per share for the fourth quarter was 4% higher than the prior year at $1.03 (Q4 2023: $0.99). Basic earnings per share pre-impairment* was 12% higher than the prior year at $1.45 (Q4 2023: $1.30).

•Americas Materials Solutions' total revenues were 1% behind the fourth quarter of 2023, as price increases and contributions from acquisitions were offset by lower activity levels due to weather disruption in certain regions. Adjusted EBITDA was 20% ahead of the prior year period, driven by strong pricing, operational efficiencies and good cost management.

•Americas Building Solutions' total revenues were 2% ahead of the prior year period, primarily driven by contributions from acquisitions as well as growth in energy and water markets. Adjusted EBITDA was 9% lower than the prior year period, impacted by adverse weather and against a strong prior year comparative.

•International Solutions' total revenues were 7% ahead of Q4 2023 driven by pricing progress and contributions from acquisitions. Adjusted EBITDA was 9% ahead of the prior year period, driven by commercial excellence measures, lower energy costs and operational efficiencies.
Year ended December 31, 2024
2024 was another year of industry-leading financial performance for CRH, underpinned by our differentiated strategy along with resilient underlying demand in key end-use markets, continued commercial progress and contributions from acquisitions. Total revenues of $35.6 billion (2023: $34.9 billion) were 2% ahead of 2023. Net income was 15% ahead of 2023 at $3.5 billion (2023: $3.1 billion) and Adjusted EBITDA* of $6.9 billion (2023: $6.2 billion) was 12% ahead, reflecting the continued delivery of the Company's customer-connected solutions strategy, positive pricing, ongoing cost control and further operational efficiencies. Organic Adjusted EBITDA* was 10% ahead of 2023. CRH’s net income margin of 9.9% (2023: 8.8%) and Adjusted EBITDA margin* of 19.5% (2023: 17.7%) were well ahead of the prior year. CRH's basic earnings per share was 16% higher than 2023 at $5.06 (2023: $4.36). Basic earnings per share pre-impairment* was 18% higher than 2023 at $5.48 (2023: $4.65).

•Americas Materials Solutions' total revenues were 5% ahead of 2023, primarily driven by price increases across all lines of business and positive contributions from acquisitions offsetting the impact of adverse weather. Adjusted EBITDA was 22% ahead, driven by pricing improvements, operational efficiencies and good cost management, along with gains on the disposal of certain land assets.

•Americas Building Solutions' total revenues were 1% ahead of 2023, with contributions from acquisitions more than offsetting the adverse weather impact on trading activity. Adjusted EBITDA was 4% lower than the prior year, impacted by lower activity levels in certain markets, subdued new-build residential demand and against a strong prior year comparative.

•International Solutions' total revenues were 1% behind 2023 due to lower activity levels in certain markets and the divestiture of the European Lime operations which was partly offset by positive contributions from acquisitions. Adjusted EBITDA was 7% ahead, driven by commercial excellence measures, lower energy costs, a continued focus on cost management and operational efficiencies along with contributions from acquisitions.
Acquisitions and Divestitures
In 2024, CRH completed 40 acquisitions for a total consideration of $5.0 billion, compared with $0.7 billion in 2023.
The largest acquisition in 2024 was in Americas Materials Solutions where CRH acquired an attractive portfolio of cement and readymixed concrete assets and operations in Texas for a total consideration of $2.1 billion. In addition, Americas Materials Solutions completed a further 20 acquisitions and Americas Building Solutions completed 10 acquisitions for a total spend in the Americas of $3.8 billion. International Solutions completed nine acquisitions for a total spend of $1.2 billion, including the acquisition of a majority stake in Adbri Ltd (Adbri), a market leader in cement and aggregates in Australia.
CRH completed 10 divestitures and realized proceeds from divestitures and disposal of long-lived assets (including deferred divestiture consideration received) of $1.4 billion, primarily related to the divestiture of the European Lime operations. No divestitures occurred in the prior year.
During the three months ended December 31, 2024, CRH completed 12 acquisitions for a total consideration of $1.1 billion, compared with $0.1 billion in the same period of 2023. Americas Materials Solutions completed six acquisitions, Americas Building Solutions completed three acquisitions and International Solutions completed three acquisitions.
During the three months ended December 31, 2024, cash proceeds from divestitures and disposal of long-lived assets were $0.1 billion.
CRH Full Year Results 2024 2

Exhibit 99.1

Dividends and Share Buybacks
The Company's continued strong cash generation and financial flexibility provide the opportunity to continue to return cash to shareholders, while at the same time investing in the business and delivering on CRH's strategic growth initiatives.
In line with the Company's policy of consistent long-term dividend growth and supported by its strong financial position, the Board approved dividends totaling $1.40 per share in 2024, a 5% increase on the prior year (2023: $1.33). The Board has also declared a new quarterly dividend of $0.37 per share, representing an annualized increase of 6% on 2024. The dividend will be paid wholly in cash on April 16, 2025, to shareholders registered at the close of business on March 14, 2025. The ex-dividend date will be March 14, 2025.
As part of the Company's ongoing share buyback program, CRH repurchased approximately 15.9 million ordinary shares in 2024 for a total consideration of $1.3 billion. On February 26, 2025, the latest tranche of the share buyback program was completed. The Company is commencing an additional $0.3 billion tranche to be completed no later than May 2, 2025.
Innovation and Sustainability
CRH is committed to driving profitable growth by providing its customers with innovative solutions that support the transition to a more sustainable built environment. The Company's focus on continuous innovation will better position CRH to respond to the changing needs of its customers, accelerate and scale new technologies and drive a positive impact across three global challenges of water, circularity and decarbonization. CRH continues to enhance its capabilities to meet these opportunities and challenges through investment in new technologies, such as FIDO AI, the artificial intelligence leak detection software company, as well as new partnerships through the CRH Ventures Accelerator programs. Through these efforts, CRH continues to develop and deliver innovative solutions for its customers while making progress on its industry-leading target to deliver a 30% reduction in absolute carbon emissions by 2030.
2025 Full Year Outlook
We expect positive underlying demand across our key end-use markets in 2025, underpinned by significant public investment in critical infrastructure, combined with increased re-industrialization activity in key non-residential segments. This backdrop is expected to support overall demand levels and further positive pricing across our business.
Our North American businesses expect continued positive momentum in infrastructure activity, supported by robust state and federal funding. Non-residential activity continues to benefit from secular tailwinds in key growth areas. Although the residential sector continues to be supported by strong long-term demand fundamentals, the new-build segment is expected to remain subdued while repair and remodel activity remains resilient.
In our International operations, we expect infrastructure activity to be underpinned by government and EU funding. Non-residential construction continues to be aided by onshoring of supply chains and industrial manufacturing activity. Residential markets are expected to stabilize with structural demand fundamentals supporting a gradual recovery.
Assuming normal seasonal weather patterns and absent any major dislocations in the political or macroeconomic environment, CRH’s leading positions of scale in attractive higher-growth markets, together with our strong and flexible balance sheet, are expected to underpin another year of growth and value creation in 2025.

2025 Guidance (i)
(in $ billions, except per share data)	Low	High
Net income (ii)	3.7	4.1
Adjusted EBITDA*	7.3	7.7
Diluted EPS (ii)	$5.34	$5.80
Capital expenditure	2.8	3

(i) The 2025 guidance does not assume any significant one-off or non-recurring items, including the impact of potential tariffs, impairments or other unforeseen events.
(ii) 2025 net income and diluted EPS are based on approximately $0.6 billion interest expense, net, effective tax rate of approximately 23% and a year-to-date average of approximately 683 million diluted common shares outstanding.
CRH Full Year Results 2024 3

Exhibit 99.1

Americas Materials Solutions
Three months ended December 31, 2024

Analysis of Change
in $ millions	Q4 2023	Currency	Acquisitions	Divestitures	Organic	Q4 2024	% change
Total revenues	4,296	(10)	+215	(34)	(201)	4,266	(1%)
Adjusted EBITDA	875	(3)	+52	(14)	+143	1,053	+20%
Adjusted EBITDA margin	20.4%					24.7%

Americas Materials Solutions’ total revenues were 1% behind the fourth quarter of 2023, as continued positive pricing and contributions from acquisitions were offset by lower volumes due to adverse weather in certain regions. Organic total revenues* were 5% behind the prior year period.
In Essential Materials, total revenues were in line with the prior year, with good pricing momentum and contributions from acquisitions offset by lower aggregates volumes. Prices in aggregates and cement were ahead by 7% and 8%, respectively. Weather-impacted aggregates volumes declined by 9% while cement volumes increased by 3%, supported by acquisitions.
In Road Solutions, total revenues were 1% behind the prior year, as reduced activity levels due to challenging weather offset improved pricing across all lines of business and ongoing state and federal funding support. Paving and construction revenues decreased by 1% with positive growth in the South region offset by lower activity in weather-impacted regions. Asphalt prices increased by 3% and volumes decreased by 8%, while readymixed concrete prices increased by 3% and volumes were flat.
Fourth quarter 2024 Adjusted EBITDA for Americas Materials Solutions of $1.1 billion was 20% ahead of the prior year driven by commercial progress, disciplined cost management and operational efficiencies. Organic Adjusted EBITDA* was 16% ahead of the fourth quarter of 2023. Adjusted EBITDA margin increased by 430bps.
Year ended December 31, 2024

Analysis of Change
in $ millions	2023	Currency	Acquisitions	Divestitures	Organic	2024	% change
Total revenues	15,435	(22)	+641	(112)	+231	16,173	+5%
Adjusted EBITDA	3,059	(6)	+180	(36)	+548	3,745	+22%
Adjusted EBITDA margin	19.8%					23.2%

Americas Materials Solutions’ total revenues were 5% ahead of the prior year as price increases and contributions from acquisitions offset lower activity levels which were impacted by adverse weather. Organic total revenues* were 1% ahead.
In Essential Materials, total revenues were 5% ahead of the prior year, supported by aggregates and cement pricing, which were ahead by 10% and 8%, respectively. Aggregates volumes declined by 3% while cement volumes increased by 1% compared to 2023.
In Road Solutions, total revenues increased by 5% driven by pricing progression and sustained activity levels through continued state and federal funding support. Asphalt prices increased by 3% while volumes, impacted by weather, declined 2% against 2023. Paving and construction revenues increased 5% versus the prior year. Readymixed concrete pricing was 6% higher than the prior year, while volumes were 1% ahead.
Adjusted EBITDA for Americas Materials Solutions of $3.7 billion was 22% ahead of the prior year with growth across all regions. Positive pricing, disciplined cost management and operational efficiencies along with gains on land asset sales offset lower volumes in certain markets. Organic Adjusted EBITDA* was 18% ahead of 2023. Adjusted EBITDA margin increased by 340bps.

CRH Full Year Results 2024 4

Exhibit 99.1

Americas Building Solutions
Three months ended December 31, 2024

Analysis of Change
in $ millions	Q4 2023	Currency	Acquisitions	Divestitures	Organic	Q4 2024	% change
Total revenues	1,470	–	+49	–	(26)	1,493	+2%
Adjusted EBITDA	276	(1)	+6	–	(31)	250	(9%)
Adjusted EBITDA margin	18.8%					16.7%

Americas Building Solutions' total revenues were 2% ahead of the fourth quarter of 2023, as increased demand in Building & Infrastructure Solutions and contributions from acquisitions offset adverse weather impacts. Organic total revenues* were 2% behind the prior year period.
In Building & Infrastructure Solutions, total revenues were 8% ahead of Q4 2023, supported by increased demand in energy and water markets.
In Outdoor Living Solutions, total revenues were 3% behind the prior year period as demand was impacted by adverse weather.
Adjusted EBITDA for Americas Building Solutions was 9% behind the fourth quarter of 2023 and 11% behind on an organic* basis as adverse winter weather impacted results. Adjusted EBITDA margin was 210bps behind the prior year period.
Year ended December 31, 2024

Analysis of Change
in $ millions	2023	Currency	Acquisitions	Divestitures	Organic	2024	% change
Total revenues	7,017	(4)	+193	–	(147)	7,059	+1%
Adjusted EBITDA	1,442	(2)	+34	–	(85)	1,389	(4%)
Adjusted EBITDA margin	20.6%					19.7%

In 2024, Americas Building Solutions' total revenues were 1% ahead of the prior year as positive contributions from acquisitions were partially offset by subdued new-build residential demand and adverse weather. Organic total revenues* were 2% behind the prior year.
In Building & Infrastructure Solutions, total revenues were 2% ahead of the prior year as contributions from acquisitions offset lower activity levels due to adverse weather conditions and subdued new-build residential demand.
In Outdoor Living Solutions, total revenues were flat compared with 2023 as unfavorable weather conditions offset increased sales into the retail channel.
Adjusted EBITDA for Americas Building Solutions was 4% behind 2023 and 6% behind on an organic* basis as adverse weather and subdued new-build residential demand impacted performance. Adjusted EBITDA margin was 90bps behind the prior year.

CRH Full Year Results 2024 5

Exhibit 99.1

International Solutions
Three months ended December 31, 2024

Analysis of Change
in $ millions	Q4 2023	Currency	Acquisitions	Divestitures	Organic	Q4 2024	% change
Total revenues	2,919	+16	+371	(160)	(35)	3,111	+7%
Adjusted EBITDA	435	+3	+35	(42)	+42	473	+9%
Adjusted EBITDA margin	14.9%					15.2%

International Solutions’ total revenues were 7% ahead of the fourth quarter of 2023. Organic total revenues* were 1% behind as continued pricing progress and volume growth in Central and Eastern Europe were offset by lower activity in Western Europe, coupled with continued subdued new-build residential activity within Building & Infrastructure Solutions and Outdoor Living Solutions.
In Essential Materials, total revenues were 9% ahead of the comparable period in 2023 with strong aggregates and cement volumes as well as positive pricing and contributions from acquisitions. Aggregates volumes were 15% ahead while cement volumes were 18% ahead of the comparable period in 2023. Aggregates pricing was 6% ahead and cement pricing was 4% ahead of Q4 2023.
In Road Solutions, revenues were 9% ahead of the comparable period in 2023, with volumes and prices in the readymixed concrete business ahead of 2023 by 26% and 7%, respectively, benefiting from contributions from acquisitions as well as higher activity levels in Central and Eastern Europe. Asphalt volumes increased by 8% while pricing declined by 4% with paving and construction revenues impacted by lower activity levels in Western Europe.
Within Building & Infrastructure Solutions and Outdoor Living Solutions, total revenues were 2% behind the comparable period in 2023 as increased pricing was offset by lower activity levels.
Adjusted EBITDA in International Solutions was $0.5 billion, 9% ahead of the fourth quarter of 2023, and 10% ahead on an organic* basis, primarily driven by increased pricing, lower energy costs and operational efficiencies. Adjusted EBITDA margin increased by 30bps compared to the prior year period.
Year ended December 31, 2024

Analysis of Change
in $ millions	2023	Currency	Acquisitions	Divestitures	Organic	2024	% change
Total revenues	12,497	+141	+808	(542)	(564)	12,340	(1%)
Adjusted EBITDA	1,675	+17	+100	(136)	+140	1,796	+7%
Adjusted EBITDA margin	13.4%					14.6%

International Solutions’ total revenues were 1% behind the prior year. Organic total revenues* were 4% behind as positive pricing momentum and good volume growth in Central and Eastern Europe were offset by lower volumes in Western Europe as well as lower trading activities in the Building & Infrastructure Solutions and Outdoor Living Solutions businesses.
In Essential Materials, total revenues were 2% behind as continued pricing progress and contributions from acquisitions were offset by the divestiture of the European Lime operations. Aggregates volumes were 3% ahead of 2023 with cement volumes 5% ahead, supported by good growth in Central and Eastern Europe as well as recent acquisitions. Aggregates pricing was 4% ahead and overall cement pricing was 3% ahead of 2023.
In Road Solutions, total revenues were 2% ahead of 2023. Volumes and prices were ahead in the readymixed concrete business by 8% and 3%, respectively, benefiting from volume growth in Central and Eastern Europe as well as acquisitions in the period. Asphalt volumes and pricing declined 2% and 1%, respectively. Paving and construction revenues were behind 2023 due to lower activity levels in Western Europe.
Total revenues in Building & Infrastructure Solutions and Outdoor Living Solutions declined by 6% compared with the prior year, amid continued subdued new-build residential activity.
Adjusted EBITDA in International Solutions was $1.8 billion, 7% ahead of 2023, and 8% ahead on an organic* basis, primarily driven by increased pricing, lower energy costs and operational efficiencies. Adjusted EBITDA margin increased by 120bps compared with 2023.

CRH Full Year Results 2024 6

Exhibit 99.1

Other Financial Items
Depreciation, depletion and amortization charges for the year ended December 31, 2024 of $1.8 billion were higher than the prior year (2023: $1.6 billion), primarily due to the impact of acquisitions.
Arising from CRH’s annual impairment testing process, non-cash impairment charges of $0.35 billion were recognized in 2024 (2023: $0.36 billion). These principally resulted from challenging market conditions in the Architectural Products reporting unit within International Solutions and the equity method investment in China.
Gain on disposal of long-lived assets of $237 million was higher than 2023 (2023: $66 million), mainly related to the disposal of certain land assets.
Interest income of $143 million (2023: $206 million) was lower than 2023 primarily due to a lower level of cash deposits. Interest expense of $612 million (2023: $376 million) was higher than the prior year primarily due to an increase in gross debt balances and increased interest rates.
Other nonoperating income (expense), net, was an income of $258 million (2023: $2 million expense), primarily related to gains on divestitures.
Income before income tax expense and income from equity method investments was $4.7 billion (2023: $4.0 billion), and the associated tax charge of $1.1 billion (2023: $0.9 billion) represented an effective tax rate of 23%, in line with the prior year (2023: 23%).
Basic earnings per share was 16% higher than 2023 at $5.06 (2023: $4.36) due to a positive operating performance, higher gains on disposal of long-lived assets and on divestitures as well as reduced share count as a result of the ongoing share buyback program. Basic earnings per share pre-impairment* of $5.48 was 18% higher than the prior year (2023: $4.65).
Balance Sheet and Liquidity
2024 marked another year of strong cash generation for CRH with net cash provided by operating activities of $5.0 billion, in line with the prior year (2023: $5.0 billion), as higher income from operations was offset by working capital outflows.
Total short-term and long-term debt was $14.0 billion at December 31, 2024 ($11.6 billion at December 31, 2023). During 2024, a net $0.5 billion of commercial paper was issued across the U.S. Dollar and Euro Commercial Paper Programs. In January 2024, €600 million of euro-denominated notes were repaid on maturity. In May 2024, the Company issued $750 million in 5.20% notes due in 2029 and $750 million in 5.40% notes due in 2034. In July 2024, as part of the Adbri acquisition, $0.5 billion of external debt was acquired. In December 2024, the Company agreed and drew down a $750 million two-year term loan at a fixed rate of 4.91%.
Net Debt* at December 31, 2024 was $10.5 billion, compared to $5.4 billion at December 31, 2023. This increase reflects acquisitions, cash returns to shareholders through dividends and share buybacks, as well as the purchase of property, plant and equipment, partially offset by inflows from operating activities and proceeds from divestitures.
CRH ended 2024 with $3.8 billion of cash and cash equivalents and restricted cash (2023: $6.4 billion) as well as $3.8 billion of undrawn committed facilities which are available until 2029. At year end, the weighted average maturity of the term debt (net of cash and cash equivalents) was 7.5 years. CRH also has a $4.0 billion U.S. Dollar Commercial Paper Program and a €1.5 billion Euro Commercial Paper Program available. As of December 31, 2024 there was $1.2 billion of outstanding issued notes under the U.S. Dollar Commercial Paper Program and $0.3 billion of outstanding issued notes under the Euro Commercial Paper Program. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating with a BBB+ or equivalent rating with each of the three main rating agencies.
Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (EST) on Thursday, February 27, 2025 to discuss the 2024 results and 2025 outlook. Registration details are available on www.crh.com/investors. Upon registration, a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, while a recording of the conference call will be made available afterwards.

CRH Full Year Results 2024 7

Exhibit 99.1

Dividend Timetable
The timetable for payment of the quarterly dividend of $0.37 per share is as follows:

Ex-dividend Date:     March 14, 2025
Record Date:     March 14, 2025
Payment Date:     April 16, 2025

The default payment currency is U.S. Dollar for shareholders who hold their ordinary shares through a Depository Trust Company (DTC) participant. It is also U.S. Dollar for shareholders holding their ordinary shares in registered form, unless a currency election has been registered with CRH’s Transfer Agent, Computershare Trust Company N.A. by 5:00 p.m. (EDT)/9:00 p.m. (GMT) on March 14, 2025.
The default payment currency for shareholders holding their ordinary shares in the form of Depository Interests is euro. Such shareholders can elect to receive the dividend in U.S. Dollar or Pounds Sterling by providing their instructions to the Company’s Depositary Interest provider, Computershare Investor Services plc, by 12:00 p.m. (EDT)/4:00 p.m. (GMT) on March 18, 2025.
CRH Full Year Results 2024 8

Exhibit 99.1

Appendices

CRH Full Year Results 2024 9

Exhibit 99.1

Appendix 1 - Primary Statements
The following financial statements are an extract of the Company’s Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and the year ended December 31, 2024 and do not present all necessary information for a complete understanding of the Company's financial condition as of December 31, 2024. The full Consolidated Financial Statements prepared in accordance with U.S. GAAP for the year ended December 31, 2024, including notes thereto, will be included in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC).

Consolidated Statements of Income
(in $ millions, except share and per share data)

	Three months ended		Year ended
	December 31		December 31
	2024	2023	2024	2023
Product revenues	6,541	6,230	26,699	26,156
Service revenues	2,329	2,455	8,873	8,793
Total revenues	8,870	8,685	35,572	34,949
Cost of product revenues	(3,641)	(3,456)	(14,651)	(14,741)
Cost of service revenues	(2,069)	(2,278)	(8,220)	(8,245)
Total cost of revenues	(5,710)	(5,734)	(22,871)	(22,986)
Gross profit	3,160	2,951	12,701	11,963
Selling, general and administrative expenses	(1,933)	(1,839)	(7,852)	(7,486)
Gain on disposal of long-lived assets	38	28	237	66
Loss on impairments	(161)	(357)	(161)	(357)
Operating income	1,104	783	4,925	4,186
Interest income	31	68	143	206
Interest expense	(160)	(91)	(612)	(376)
Other nonoperating income (expense), net	12	(5)	258	(2)
Income before income tax expense and income from equity method investments	987	755	4,714	4,014
Income tax expense	(143)	(144)	(1,085)	(925)
Loss from equity method investments	(135)	(38)	(108)	(17)
Net income	709	573	3,521	3,072

Net (income) attributable to redeemable noncontrolling interests	(7)	(7)	(28)	(28)
Net loss (income) attributable to noncontrolling interests	1	135	(1)	134
Net income attributable to CRH	703	701	3,492	3,178

Earnings per share attributable to CRH
Basic	$1.03	$0.99	$5.06	$4.36
Diluted	$1.02	$0.99	$5.02	$4.33

Weighted average common shares outstanding
Basic	678.4	700.5	683.3	723.9
Diluted	683.7	705.3	689.5	729.2

CRH Full Year Results 2024 10

Exhibit 99.1

Consolidated Balance Sheets
(in $ millions, except share data)

At December 31	2024	2023
Assets
Current assets:
Cash and cash equivalents	3,720	6,341
Restricted cash	39	–
Accounts receivable, net	4,820	4,507
Inventories	4,755	4,291
Assets held for sale	–	1,268
Other current assets	749	478
Total current assets	14,083	16,885
Property, plant and equipment, net	21,452	17,841
Equity method investments	737	620
Goodwill	11,061	9,158
Intangible assets, net	1,211	1,041
Operating lease right-of-use assets, net	1,274	1,292
Other noncurrent assets	795	632
Total assets	50,613	47,469

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	3,207	3,149
Accrued expenses	2,248	2,296
Current portion of long-term debt	2,999	1,866
Operating lease liabilities	265	255
Liabilities held for sale	–	375
Other current liabilities	1,577	2,072
Total current liabilities	10,296	10,013
Long-term debt	10,969	9,776
Deferred income tax liabilities	3,105	2,738
Noncurrent operating lease liabilities	1,074	1,125
Other noncurrent liabilities	2,319	2,196
Total liabilities	27,763	25,848
Commitments and contingencies
Redeemable noncontrolling interests	384	333
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of December 31, 2024, and December 31, 2023	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 718,647,277 and 734,519,598 shares issued and outstanding, as of December 31, 2024, and December 31, 2023, respectively	290	296
Treasury stock, at cost (41,355,384 and 42,419,281 shares as of December 31, 2024, and December 31, 2023, respectively)	(2,137)	(2,199)
Additional paid-in capital	422	454
Accumulated other comprehensive loss	(1,005)	(616)
Retained earnings	24,036	22,918
Total shareholders’ equity attributable to CRH shareholders	21,607	20,854
Noncontrolling interests	859	434
Total equity	22,466	21,288
Total liabilities, redeemable noncontrolling interests and equity	50,613	47,469

CRH Full Year Results 2024 11

Exhibit 99.1

Consolidated Statements of Cash Flows
(in $ millions)

For the years ended December 31	2024	2023
Cash Flows from Operating Activities:
Net income	3,521	3,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,798	1,633
Loss on impairments	161	357
Share-based compensation	125	123
Gains on disposals from discontinued operations, businesses and long-lived assets, net	(431)	(66)
Deferred tax expense (benefit)	180	(64)
Loss from equity method investments	108	17
Pension and other postretirement benefits net periodic benefit cost	34	31
Non-cash operating lease costs	262	293
Other items, net	14	68
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(122)	(164)
Inventories	(224)	(60)
Accounts payable	48	144
Operating lease liabilities	(287)	(276)
Other assets	(69)	25
Other liabilities	(86)	(72)
Pension and other postretirement benefits contributions	(43)	(44)
Net cash provided by operating activities	4,989	5,017

Cash Flows from Investing Activities:
Purchases of property, plant and equipment, and intangibles	(2,578)	(1,817)
Acquisitions, net of cash acquired	(4,900)	(640)
Proceeds from divestitures	1,001	–
Proceeds from disposal of long-lived assets	272	104
Dividends received from equity method investments	44	44
Settlements of derivatives	(9)	(1)
Deferred divestiture consideration received	83	6
Other investing activities, net	(204)	(87)
Net cash used in investing activities	(6,291)	(2,391)

CRH Full Year Results 2024 12

Exhibit 99.1

Consolidated Statements of Cash Flows
(in $ millions)

For the years ended December 31	2024	2023
Cash Flows from Financing Activities:
Proceeds from debt issuances	4,001	3,163
Payments on debt	(1,859)	(1,462)
Settlements of derivatives	(36)	7
Payments of finance lease obligations	(57)	(26)
Deferred and contingent acquisition consideration paid	(21)	(22)
Dividends paid	(1,706)	(940)
Distributions to noncontrolling and redeemable noncontrolling interests	(53)	(35)
Transactions involving noncontrolling interests	19	(2)
Repurchases of common stock	(1,482)	(3,067)
Proceeds from exercise of stock options	8	4
Net cash used in financing activities	(1,186)	(2,380)

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(143)	208
(Decrease)/increase in cash and cash equivalents, including restricted cash	(2,631)	454
Cash and cash equivalents and restricted cash at the beginning of year	6,390	5,936
Cash and cash equivalents and restricted cash at the end of year	3,759	6,390

Supplemental cash flow information:
Cash paid for interest (including finance leases)	599	418
Cash paid for income taxes	960	959

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Consolidated Balance Sheets	3,720	6,341
Restricted cash presented in the Consolidated Balance Sheets	39	–
Cash and cash equivalents included in Assets held for sale	–	49
Total cash and cash equivalents and restricted cash presented in the Consolidated Statements of Cash Flows	3,759	6,390

The financial information presented in this report does not constitute the statutory financial statements for the purposes of Chapter 4 of Part 6 of the Companies Act 2014. Full statutory financial statements for the year ended December 31, 2024 prepared in accordance with International Financial Reporting Standards (IFRS), upon which the Auditor has given an unqualified audit report, have not yet been filed with the Registrar of Companies. Full statutory financial statements for the year ended December 31, 2023, prepared in accordance with IFRS and containing an unqualified audit report, have been delivered to the Registrar of Companies.
CRH Full Year Results 2024 13

Exhibit 99.1

Appendix 2 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP performance measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These performance measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP performance measures as summarized below should not be viewed in isolation or as an alternative to the equivalent GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures and unrealized gain/loss on investments, income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance. Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of total revenues.
Reconciliation to its nearest GAAP measure is presented below:

	Three months ended December 31		Year ended December 31
in $ millions	2024	2023	2024	2023
Net income	709	573	3,521	3,072
Loss from equity method investments (i)	135	38	108	17
Income tax expense	143	144	1,085	925
Gain on divestitures and unrealized gains on investments (ii)	(8)	–	(250)	–
Pension income excluding current service cost component (ii)	(4)	–	(7)	(3)
Other interest, net (ii)	–	5	(1)	5
Interest expense	160	91	612	376
Interest income	(31)	(68)	(143)	(206)
Depreciation, depletion and amortization	510	446	1,798	1,633
Loss on impairments (i)	161	357	161	357
Substantial acquisition-related costs (iii)	1	–	46	–
Adjusted EBITDA	1,776	1,586	6,930	6,176

Total revenues	8,870	8,685	35,572	34,949
Net income margin	8.0%	6.6%	9.9%	8.8%
Adjusted EBITDA margin	20.0%	18.3%	19.5%	17.7%

(i) For the year ended December 31, 2024, the total impairment loss comprised $0.35 billion, principally related to the Architectural Products reporting unit within International Solutions and the equity method investment in China. For the year ended December 31, 2023, the total impairment loss comprised $62 million within Americas Materials Solutions and $295 million within International Solutions.
(ii) Gain on divestitures and unrealized gains on investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating (expense) income, net in the Consolidated Statements of Income in Item 8. “Financial Statements and Supplementary Data” in the Annual Report on Form 10-K.
(iii) Represents expenses associated with non-routine substantial acquisitions, which meet the criteria for being separately reported in Note 4 “Acquisitions” in Item 8. “Financial Statements and Supplementary Data” in the Annual Report on Form 10-K. Expenses in 2024 primarily include legal and consulting expenses related to these non-routine substantial acquisitions.

Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation to its nearest GAAP measure for the mid-point of the 2025 Adjusted EBITDA guidance is presented below:

in $ billions	2025 Mid-Point
Net income	3.9
Income tax expense	1.1
Interest expense, net	0.6
Depreciation, depletion and amortization	1.9
Adjusted EBITDA	7.5

CRH Full Year Results 2024 14

Exhibit 99.1

Return on Net Assets (RONA): Return on Net Assets is a key internal pre-tax and pre-impairment (which is non-cash) measure of operating performance throughout the Company and can be used by management and investors to measure the relative use of assets between CRH’s segments. The metric measures management’s ability to generate income from the net assets required to support that business, focusing on both profit maximization and the maintenance of an efficient asset base; it encourages effective fixed asset maintenance programs, good decisions regarding expenditure on property, plant and equipment and the timely disposal of surplus assets. It also supports the effective management of the Company’s working capital base. RONA is calculated by expressing operating income from continuing operations and operating income from discontinued operations excluding loss on impairments (which is non-cash) as a percentage of average net assets. Net assets comprise total assets by segment (including assets held for sale) less total liabilities by segment (excluding finance lease liabilities and including liabilities associated with assets classified as held for sale) as shown below and detailed in Note 3 “Assets held for sale and discontinued operations” in Item 8. “Financial Statements and Supplementary Data” in the Annual Report on Form 10-K and excludes equity method investments and other financial assets, Net Debt (as defined below) and tax assets and liabilities. The average net assets for the year is the simple average of the opening and closing balance sheet figures.
Reconciliation to its nearest GAAP measure is presented below:

in $ millions		2024	2023
Operating income	A	4,925	4,186
Adjusted for loss on impairments (i)		161	357
Numerator for RONA computation		5,086	4,543

Current year
Segment assets (ii)		45,534	38,868
Segment liabilities (ii)		(9,771)	(10,169)
	B	35,763	28,699
Finance lease liabilities		257	117
		36,020	28,816
Assets held for sale (iii)		–	1,268
Liabilities associated with assets classified as held for sale (iii)		–	(375)
		36,020	29,709

Prior year
Segment assets (ii)		38,868	38,504
Segment liabilities (ii)		(10,169)	(8,883)
	C	28,699	29,621
Finance lease liabilities		117	81
		28,816	29,702
Assets held for sale (iii)		1,268	–
Liabilities associated with assets classified as held for sale (iii)		(375)	–
		29,709	29,702

Denominator for RONA computation - average net assets		32,865	29,706

Return on net segment assets (A divided by average of B and C)		15.3%	14.4%

RONA		15.5%	15.3%

Total assets as reported in the Consolidated Balance Sheets		50,613	47,469
Total liabilities as reported in the Consolidated Balance Sheets		27,763	25,848

(i) Operating income is adjusted for loss on impairments. For the year ended December 31, 2024, the total impairment loss comprised $161 million within International Solutions. For the year ended December 31, 2023, the total impairment loss comprised $62 million within Americas Materials Solutions and $295 million within International Solutions.
(ii) Segment assets and liabilities as disclosed in Note 20 “Segment Information” in Item 8. “Financial Statements and Supplementary Data” in the Annual Report on Form 10-K.
(iii) Assets held for sale and liabilities associated with assets classified as held for sale as disclosed in Note 3 “Assets held for sale and discontinued operations” in Item 8. “Financial Statements and Supplementary Data” in the Annual Report on Form 10-K.

CRH Full Year Results 2024 15

Exhibit 99.1

Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its nearest GAAP measure is presented below:

in $ millions	2024	2023
Short and long-term debt	(13,968)	(11,642)
Cash and cash equivalents (i)	3,720	6,390
Finance lease liabilities	(257)	(117)
Derivative financial instruments (net)	(27)	(37)
Net Debt	(10,532)	(5,406)
(i) 2023 includes $49 million cash and cash equivalents reclassified as held for sale.
Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each year, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, like-for-like or ongoing) operations each year.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in total revenues and Adjusted EBITDA by segment, is presented with the discussion within each segment’s performance in tables contained in the segment discussion commencing on page 4.

Basic EPS pre‑impairment: Basic EPS pre-impairment is a measure of the Company's profitability per share from continuing operations excluding any loss on impairments (which is non-cash) and the related tax impact of such impairments. It is used by management to evaluate the Company's underlying profit performance and its own past performance. Basic EPS information presented on a pre-impairment basis is useful to investors as it provides an insight into the Company's underlying performance and profitability. Basic EPS pre-impairment is calculated as income from continuing operations adjusted for (i) net (income) attributable to redeemable noncontrolling interests (ii) net loss (income) attributable to noncontrolling interests (iii) adjustment of redeemable noncontrolling interests to redemption value and excluding any loss on impairments (and the related tax impact of such impairments) divided by the weighted average number of common shares outstanding for the year.
Reconciliation to its nearest GAAP measure is presented below:

in $ millions, except share and per share data	Q4 2024	Per Share - basic	Q4 2023	Per Share - basic	2024	Per Share - basic	2023	Per Share - basic
Weighted average common shares outstanding – basic	678.4		700.5		683.3		723.9

Net income	709	$1.05	573	$0.82	3,521	$5.15	3,072	$4.24
Net (income) attributable to redeemable noncontrolling interests	(7)	($0.01)	(7)	($0.01)	(28)	($0.04)	(28)	($0.04)
Net loss (income) attributable to noncontrolling interests	1	–	135	$0.19	(1)	–	134	$0.19
Adjustment of redeemable noncontrolling interests to redemption value	(4)	($0.01)	(6)	($0.01)	(34)	($0.05)	(24)	($0.03)
Net Income for EPS	699	$1.03	695	$0.99	3,458	$5.06	3,154	$4.36
Impairment of property, plant and equipment and intangible assets	161	$0.24	224	$0.32	161	$0.24	224	$0.30
Tax related to impairment charges	(26)	($0.04)	(9)	($0.01)	(26)	($0.04)	(9)	($0.01)
Impairment of equity method investments (net of tax)	151	$0.22	–	–	151	$0.22	–	–
Net income for EPS – pre-impairment (i)	985	$1.45	910	$1.30	3,744	$5.48	3,369	$4.65

(i) Reflective of CRH’s share of impairment of property, plant and equipment and intangible assets (2024: $161 million; 2023: $224 million), an impairment of equity method investments (2024: $190 million; 2023: $nil million) and related tax effect.

CRH Full Year Results 2024 16

Exhibit 99.1

Appendix 3 - Disclaimer/Forward-Looking Statements
In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH plc is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding customer demand, pricing, costs, underlying drivers for growth in infrastructure, residential and non-residential markets, macroeconomic and market trends in regions where CRH operates, and investments in manufacturing and clean energy initiatives; plans and expectations regarding government funding initiatives and priorities; plans and expectations regarding CRH’s decarbonization targets and sustainability initiatives; plans and expectations regarding return of cash to shareholders, including the timing and amount of share buybacks and dividends; plans and expectations related to growth opportunities, strategic growth initiatives and value creation; plans and expectations regarding capital expenditures and capital allocation, net income, Adjusted EBITDA, earnings per share and its growth, effective tax rate, interest expense and CRH’s 2025 full year performance; plans and expectations regarding CRH’s ability to meet its upcoming debt obligations, CRH’s balance sheet and investment-grade credit rating; and plans and expectations regarding the timing of completion of and expected benefits from acquisitions and divestitures.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestments; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in CRH’s Annual Report on Form 10-K for the period ended December 31, 2024 as filed with the SEC and CRH's other filings with the SEC.

CRH Full Year Results 2024 17